State of Delaware
Secretary of State
Division of Corporations
Delivered 09:10 PM 08/23/2017
FILED 09:10 PM 08/23/2017
SR 20175863573 - File Number 6521026

STATE OF DELAWARE CERTIFICATE OF CONVERSION FROM A LIMITED LIABILITY COMPANY TO A CORPORATION PURSUANT TO SECTION 265 OF THE DELAWARE GENERAL CORPORATION LAW

1.) The jurisdiction where the Limited Liability Company first formed is Arizona.

2.) The jurisdiction immediately prior to filing this Certificate is Arizona.

3.) The date the Limited Liability Company first formed is November 9, 2010.

4.) The name of the Limited Liability Company immediately prior to filing this Certificate is Electro Medical Technologies, LLC.

5.) The name of the Corporation as set forth in the Certificate of Incorporation is ElectroMedical Technologies, Inc..

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Limited Liability Company have executed this Certificate on the 23 day of August, A.D. 2017.

By: ____________________

Name: Matthew N. Wolfson
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Title: Manager
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Delaware
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF RPORATION OF "ELECTROMEDICAL TECHNOLOGIES, INC." FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF AUGUST, A.D. 2017, AT 9:10 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

26 8100F
175863573

Authentication: 203117877
Date: 08-24-17

ay verify this certificate online at corp.delaware.gov/authver.shtml